Exhibit 99.1

Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Blvd., Richmond, CA 94804 510-970-6000 (Tel) 510-236-8951 (Fax)

SIGMA-ALDRICH® AND SANGAMO BIOSCIENCES ANNOUNCE MAJOR

EXPANSION OF ZFP TECHNOLOGY LICENSE AGREEMENT

Sigma-Aldrich to Exclusively Develop and Distribute ZFP-based Cell Lines for Commercial

Therapeutic Protein Production

St. Louis, Mo. and Richmond, Calif., October 5, 2009 – Sigma-Aldrich Corporation (NASDAQ: SIAL) and Sangamo BioSciences, Inc. (NASDAQ: SGMO) today announced a major expansion of their existing license agreement to include the exclusive rights to develop and distribute zinc finger DNA binding protein (ZFP)-modified cell lines for commercial production of protein pharmaceuticals. Additionally, Sigma-Aldrich licensed rights to certain ZFP-engineered transgenic animals for commercial applications.

“The zinc finger technology platform developed by Sangamo is a core component of Sigma-Aldrich’s growth strategy into high-value biologic tools,” said Jai Nagarkatti, Sigma-Aldrich’s Chairman, President and CEO. “We have experienced tremendous interest from the academic and biotechnology research community in our CompoZrTM zinc finger nuclease (ZFN) platform of reagents. Expanding our capability to provide ZFN-modified cells for the commercial production of therapeutic proteins and vaccines takes us into markets with enormous commercial potential, and we fully intend to maximize the value of these assets.”

“ZFN-based gene editing is rapidly emerging as a critical tool in modern biotechnology,” said David Smoller, Ph.D., President of Sigma-Aldrich’s Research Biotech Business Unit. “The ability to modify genes in essentially any cell type has been established. In addition, we are now able to generate transgenic animals in species in which it was previously impossible to efficiently and specifically carry out genome modification. This opens up endless possibilities for application and commercialization of the ZFP technology platform.”

“We are delighted with our partnership with Sigma-Aldrich,” said Edward Lanphier, Sangamo’s President and CEO. “Sigma-Aldrich has been aggressively developing, marketing and distributing ZFP-based products through their CompoZr website, and we anticipate the same success in these expanded markets of cell line engineering and transgenic animal products. Sangamo’s business model enables us to access non-dilutive funding for our core ZFP TherapeuticTM programs by monetizing the industrial applications of our ZFP technology with a focused and committed partner. Sigma-Aldrich has proven to be just that.”

For more information on Sigma-Aldrich’s CompoZr ZFN technology platform, visit http://www.compozrzfn.com or contact a sales representative at zfn@sial.com.

Terms of the License Agreement Amendment

The expanded agreement provides Sigma-Aldrich with exclusive rights to develop and distribute ZFP-modified cell lines for commercial production of protein pharmaceuticals and ZFP-engineered transgenic animals for livestock, companion animals and therapeutic protein production. Sangamo retained all rights to ZFP-modified transgenic animals for discovery of novel therapeutics and the right to use ZFPs as therapeutic products. Under this agreement, Sigma-Aldrich will make initial payments of $20.0 million to Sangamo, consisting of an upfront license payment of $15.0 million and $5.0 million through the purchase of 636,133 shares of Sangamo common stock at market price. Market price is determined by the average closing price of Sangamo stock over the past 30 trading days, or $7.86 per share. Sangamo is eligible to earn additional contingent commercial license fees of up to $5.0 million based on certain conditions and thereafter a royalty based upon a percentage of net sales and sublicensing revenue. Sangamo is also eligible to receive commercial milestone payments ranging from $2.0 million to $10.0 million, up to a total of $25.0 million, based upon cumulative product sales.

About Sigma-Aldrich

Sigma-Aldrich is a leading Life Science and High Technology company. Its biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. The Company has customers in life science companies, university and government institutions, hospitals, and in industry. Over one million scientists and technologists use its products. Sigma-Aldrich operates in 38 countries and has 7,800 employees providing excellent service worldwide. Sigma-Aldrich is committed to Accelerating Customer Success through Innovation and Leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award-winning Web site at http://www.sigma-aldrich.com.

About Sangamo

Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in Phase 2 clinical trials for evaluation of safety and clinical effect in patients with diabetic neuropathy and ALS. Sangamo also has two Phase 1 clinical trials to evaluate safety and clinical effect of a ZFP Therapeutic for the treatment of HIV/AIDS. Other therapeutic development programs are focused on cancer, neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases. Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN) for gene modification. Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences, Sigma-Aldrich Corporation and several companies applying its ZFP technology to engineer cell lines for the production of protein pharmaceuticals. For more information about Sangamo, visit the company’s web site at http://www.sangamo.com/.

This press release may contain forward-looking statements based on Sigma-Aldrich’s and Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFNs, potential therapeutic, medical research and pharmaceutical applications of the ZFN technology and the timing of initiation of clinical trials by Sangamo. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, the ability of Sangamo and Sigma-Aldrich to develop commercially viable products and technological developments by our competitors. See the SEC filings, and in particular, the risk factors described in the Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q of each of Sangamo and Sigma-Aldrich. Neither Sigma-Aldrich nor Sangamo assumes any obligation to update the forward-looking information contained in this press release.

Sigma-Aldrich and CompoZr are trademarks of Sigma-Aldrich Biotechnology LP and Sigma-Aldrich Co. ZFP Therapeutic is a trademark of Sangamo BioSciences, Inc.

Contact

Sangamo BioSciences, Inc.	Sigma-Aldrich
Elizabeth Wolffe, Ph.D.	Kirk Richter
510-970-6000, x271	314-289-8004
ewolffe@sangamo.com	kirk.richter@sial.com

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